MASTER SERVICES AGREEMENT

Entered into

by

CHILTERN INTERNATIONAL INC.

and

INSMED INCORPORATED

Effective as of

11 February 2011

Chiltern Ref: 8001 / FIT1695                                                                Page of 41 Confidential

MASTER SERVICES AGREEMENT

TABLE OF CONTENTS

Chapter 1                                INTRODUCTION AND OPERATIVE PROVISION

1.           Introduction
2.           Operative Provision

Chapter 2                                DEFINITIONS AND INTERPRETATION

3.           Definitions
4.           Interpretation

Chapter 3                                SERVICES AND PERFORMANCE

5.           Services
6.           Third Party Providers and Investigators
7.           Personnel and Team Assignments
8.           Transfer of Obligations
9.           Identity of Sponsor of Study
10.           Test Materials
11.           Modification of Services
12.           Delays and Extension of Timelines
13.           Force Majeure
14.           Audits and Inspections
15.           Records and Reports

Chapter 4                                PAYMENT

16.           Payment
17.           Inflationary Adjustment
18.           Disputed Invoices
19.           Non-payment of Undisputed Amounts
20.           Travel and Out of Pocket Expenses
21.           Funds for Investigator Grants and Third Party Provider Payments
22.           Foreign Currency

Chapter 5                                PARTY OBLIGATIONS

23.           Confidentiality
24.           Insurance Obligations
25.           Use of Names, etc
26.           Employee Solicitation
27.           Dispute Resolution
28.           Ownership of Inventions, Discoveries etc.
29.           Exclusivity Commitment

Chapter 6	ADDITIONAL COVENANTS, REPRESENTATIONS, WARRANTIES, INDEMNITIES AND LIABILITY

30.           Representations, Warranties, and additional Covenants of Insmed
31.           Representations, Warranties, and additional Covenants of Chiltern
32.	Representations, Warranties, and additional Covenants of Insmed and Chiltern
33.           Chiltern’s Indemnity
34.           Insmed’s Indemnity
35.           Limitations of Liability

Chapter 7                                TERM AND TERMINATION

36.           Term of Agreement
37.           Termination on Notice
38.           Termination on Material Breach
39.           Termination on Insolvency, etc
40.           Payments on Termination
41.           Obligations of Parties on Termination

Chapter 8                                MISCELLANEOUS

42.           Notices
43.           Chiltern an Independent Contractor
44.           Assignment
45.           Entire Agreement
46.           Severability
47.           Law Applicable to Agreement; Submission to Jurisdiction; Waiver of Jury Trial
48.           Counterparts
49.           Language of Agreement

APPENDIX 1                                           LISTING OF DIVISIONS AND SUBSIDIARIES OF CHILTERN

APPENDIX 2                                           FORM OF WORK ORDER Arikace™ inhaled antibiotic programs for Cystic Fibrosis (“CF”) or Nontuberculous  Mycobacteria (“NTM”)

APPENDIX 3                                           ELECTRONIC ACCESS TERMS AND CONDITIONS

APPENDIX 4:  CURRENT CHILTERN STUDIES FOR INHALED ANTIBIOTIC FOR CF

Chiltern Ref: 8001 / FIT1695                                                                Page of 41 Confidential

THIS MASTER SERVICES AGREEMENT is made effective as of the 11th day of February 2011   This date is referred to in this Agreement as the "Effective Date".

PARTIES

The Parties to this Agreement are:

CHILTERN INTERNATIONAL INC., a Delaware corporation which has a business address at 1241 Volunteer Parkway, Bristol, TN 37620, and its Affiliates, is referred to in this agreement as "Chiltern";

and

INSMED INCORPORATED, a Virginia corporation which has a business address at Princeton Corporate Plaza IV, 11 Deer Park Drive, Suite 117, Monmouth Junction, NJ 08852-1923 and is referred to in this agreement as "Insmed".

CHAPTER 1                                           INTRODUCTION AND OPERATIVE PROVISION

1.	INTRODUCTION
1.1
Chiltern is a contract research organization providing pharmaceutical development services, including project management of clinical trials, monitoring of clinical trials, data management, electronic data capture services, statistical services, regulatory affairs, medical writing, pharmacovigilance, quality assurance support and other product development services and scientific consulting.

1.2
By merger dated December 1, 2010, Insmed is the successor in interest to Transave, Inc. (“Transave”). Insmed is engaged in the research and development of therapeutic products.  Transave had executed a Confidential Disclosure Agreement (“CDA”) with Chiltern on April 12, 2010.  Insmed executed a Letter of Intent with respect to retaining Chiltern incorporating the CDA and therefore assumed rights under the CDA on December 31, 2010.

1.3
Insmed desires to retain Chiltern to provide services as described in Section 1.1 in connection with the conduct of phase III clinical studies through final clinical study reports, integrated summaries of safety and integrated summaries of effectiveness for NDA and MAA submission for registration of Arikace™ (Insmed’s proprietary liposomal amikacin) for the treatment of cystic fibrosis (CF) and nontuberculous mycobacteria (NTM) lung infections (“Purpose”).  The Parties wish to agree to master terms to govern the relationship between them under which Insmed may, from time to time, require from Chiltern and Chiltern may provide services to Insmed.

2.	OPERATIVE PROVISION
2.1
In consideration of the mutual covenants and promises set out in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

CHAPTER 2	DEFINITIONS AND INTERPRETATION

3.	DEFINITIONS
3.1	In this Agreement, unless the context otherwise requires:

"Affiliate", in relation to a Person, means any Person (including a division or subsidiary of an entity) that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and with respect to Chiltern, shall include any division or subsidiary of Chiltern listed in Appendix 1.  For clarity, all of the Chiltern Affiliates providing Services are wholly owned subsidiaries of Chiltern International Group Ltd.

"Agreement" means this Master Services Agreement.

"Applicable Law" means all national, state, or local laws, rules and regulations applicable to the performance of a Study, including those of the US FDA and the EMEA, and including GCP and ICH guidelines, and including data privacy legislation.

"Audit", in respect of a Study, means an assessment by or on behalf of Insmed of all tools, processes, study related output, personnel and performance related to scope of work in accordance with GCP/ICH guidelines and Applicable Law, and per compliance with the Protocol to assure quality, integrity and compliance.

"CFR", means the United States Code of Federal Regulations.

"Claims", means any and all third party claims, costs, damages, and expenses, including but not limited to reasonable attorneys’ fees.

“Commercially Reasonable Efforts”, means those efforts customarily used by companies in the pharmaceutical industry for carrying out in a sustained manner a particular task or obligation, and at least equivalent to that level of effort applied by a Party for its other priority products.  For clarity, in the present context it means Chiltern’s actual commitment of personnel and resources so as to accomplish the Services described in a Work Order within the promised time frame and budget.

"Confidential Information", means all proprietary and confidential information provided orally, in writing, electronically, or as observed on visits to facilities, disclosed by one Party to the other Party, including information which relates to new or existing products and/or business operations including Study protocols, product development plans, standard operating procedures, pricing information (including pricing by Third Party Providers), financial information, business methods, trade secrets, know-how, business processes, business plans, inventions, techniques, testing methods, data, specifications, and other information not readily available to the public.

"Disclosing Party", in relation to Confidential Information, means the Party or its Representatives disclosing Confidential Information in connection with this Agreement.

“Essential Documents,” means those essential documents defined in ICH Guideline E6, Section 8 and as required by Applicable Law (including Case Report Forms, Investigator files, regulatory files, minutes of Project Team meetings, and any other core Study documentation agreed to in writing by the Parties as detailed in the Study Project Plans).

"Good Clinical Practice", means a standard for design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of Study subjects are protected as implemented within the laws and regulations where Services are performed.

"ICH GCP", means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) together with such other good clinical practice requirements as are specified in local national law where the study is being performed including, by way of example, for studies in the European Union, Directive 2001/20/EC of the European Parliament and the Council as amended relating to medicinal products for human use and in guidance published by the European Commission pursuant to such Directive, and ICH E6 guidelines.

“Intellectual Property”, means all rights, in, to, or arising out of (i) any United States, international or foreign patent, utility model or registered design or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (ii) inventions (whether or not patentable) in any country, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights and works of authorship, whether or not registered, including  applications and related items in the United States or any foreign country; (iv) and all other proprietary, nonpublic or confidential information, documents or materials in any media and all other intellectual property rights that are owned or controlled by a Party, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers.  Title to and ownership of all pre-existing Intellectual Property, of either Party shall remain in that Party.

"Investigator", means the person or entity responsible for the performance of a clinical trial at a trial site, except that if a trial is performed by a team of individuals at a trial site, the investigator is the responsible leader of the team and may be called the principal investigator. For purposes of this Agreement, investigator shall not be considered a Third Party Provider because Investigators are independent medical professionals with separate duties under ICH GCP Article 4.

"Investigator Agreement", means an agreement or group of agreements between an Investigator, hospital, or other parties and/or Insmed and Chiltern for the performance of a clinical trial at a trial site setting out the arrangements, tasks, obligations, including financial arrangements of the parties to the agreement.

"Party", means a party to this Agreement.

“Person”, means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

"Protocol", means one of TR02-108 - Randomized, Active-Controlled Multicenter Study to Assess the Efficacy, Safety and Tolerability of Arikace™ in Cystic Fibrosis Patients with Chronic Infection Due to Pseudomonas aeruginosa, TR02-109 - Randomized, Placebo-Controlled, Double-Blind, Multicenter Study to Assess the Efficacy, Safety and Tolerability of Arikace™ in Cystic Fibrosis Patients with Chronic Infection Due to Pseudomonas aeruginosa, TR02-110 - Long Term Safety and Tolerability of Open-Label Liposomal Amikacin for Inhalation (Arikace™) in Cystic Fibrosis Patients with Chronic Infection Due to Pseudomonas aeruginosa, TR02-112 - A Phase 2 Randomized, Double-Blind, Placebo-Controlled Study of Liposomal Amikacin for Inhalation (Arikace™) in Patients with Recalcitrant Nontuberculous Mycobacterial Lung Disease.

"Receiving Party", in relation to Confidential Information, means the Party or its Representatives receiving or otherwise acquiring Confidential Information in connection with this Agreement.

"Representatives", in relation to a Party, means the Affiliates of that Party, and the directors, officers, employees, agents, contractors (such as freelance Clinical Research Associates), and advisors of that Party and its Affiliates who have a need to know, handle or have access to the Confidential Information in connection with this Agreement and who have entered into agreements for the protection of the Confidential Information on terms substantially similar to the terms of this Agreement.

"Services", means the tasks or services described in this Agreement or in a Work Order in the performance of a Study according to one of the Protocols that are contracted to be provided by Chiltern, its Affiliates, and its permitted subcontractors.

"Site", means the location where activities related to the Study or trial are performed by the Investigator or others associated with the Investigator or where records relating to a Study are stored.

"Study", means a phase III clinical study conducted in accordance with one of the Protocols.

"Study Report", includes a document, status information, and any other reporting tool describing the progress or outcomes of a Study or other work undertaken by Chiltern for Insmed.

"Test Materials", in respect of a Study, means all compounds, devices, materials or other substances meeting relevant specifications that are necessary to enable Chiltern to perform the Study as stated in the Protocol.

"Third Party Provider", means third parties who perform services according to their respective standard operating procedures who are engaged by Chiltern for the provision of services not customarily performed by Chiltern, including but not limited to, central laboratories, investigating meeting planners, clinical trial material packagers, clinical trial material storage depots, couriers, and other scientific services.

"Third Party ProviderAgreement", means an agreement entered into between Chiltern and a Third Party Provider for the provision of goods or services relating to a Study.

"Work Order", means a written order substantially in the form set out in Appendix 2 for services relating to Insmed’s Arikace™ inhaled antibiotic programs for Cystic Fibrosis (“CF”) or Nontuberculous  Mycobacteria (“NTM”) to this Agreement provided and signed by Insmed and accepted in writing by Chiltern which:

a.	describes the nature and scope of the Services required to be provided by Chiltern in respect of a particular Study performed by Chiltern for Insmed;

b.
sets out the schedule of work, including activities, milestones, and timelines, to be performed or consulting Services to be provided during the course of a particular Study performed by Chiltern for Insmed; and

c.	specifies the budget and payment schedule for the required Services.

Work Orders shall not modify the terms of this Agreement.  For clarity, there shall be one Work Order for each of the four Studies conducted under the four Protocols.

4.	INTERPRETATION
4.1	Where a word or expression is defined in Section 3.1, other parts of speech and grammatical forms of the word or expression used in this Agreement have corresponding meanings.

4.2	The headings contained in this Agreement are intended only to facilitate use of the Agreement and must not be used to interpret any of its provisions.

4.3	References to "includes" or "including" are to be construed without limitation.

4.4	References to "written" or "in writing" include any means of visible representation.

CHAPTER 3	SERVICES AND PERFORMANCE

5.	SERVICES
5.1
Chiltern agrees to provide the Services described in each Work Order entered into by the Parties pursuant to this Agreement and Insmed agrees to pay Chiltern for those Services as provided for in each such Work Order and Chapter 4 of this Agreement.

5.2
Chiltern shall use Commercially Reasonable Efforts to provide the Services in accordance with this Agreement and the appropriate Work Order, to keep Insmed fully advised of progress, and to provide Insmed with such Reports and deliverables as described in the Work Order, as required by Applicable Law, or as reasonably requested by Insmed.   Chiltern will provide all Services in a timely and professional manner, in accordance with generally accepted industry standards and in compliance with Applicable Law, Good Clinical Practices, Protocol, and applicable standard operating procedures.  Chiltern will dedicate qualified and appropriate resources to perform activities related to the project, accomplish milestones and meet timelines set forth in each Work Order.

5.3
Chiltern shall put in place and maintain through Commercially Reasonable Efforts safety measures and backup systems to protect and secure the Essential Documents in its possession that are generated as part of the Services, including the trial master file.  Chiltern shall protect data that is electronically stored by saving it in multiple locations around the world so that the integrity and availability of such data will be unaffected by foreseeable events outside of Chiltern’s control.

5.4	Upon signature by Insmed and acceptance in writing by Chiltern, a Work Order is incorporated in and becomes part of this Agreement.

5.5	Each Party will comply with all Applicable Law.

In carrying out its responsibilities under this Agreement, and in compliance with the Foreign Corrupt Practices Act (FCPA) of 1977 (15 U.S.C. §§ 78dd-1, et seq.), neither Party nor any of its respective representatives will pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office for the purpose of improperly (i) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his official functions with such governmental agency or instrumentality or such public international organization or such political party, (ii) inducing such person to use his influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof or (iii) securing any improper advantage.

6.	THIRD PARTY PROVIDERS AND INVESTIGATORS
6.1
As part of the Services, Chiltern may contract directly with Third Party Providers for the provision of Services not customarily performed by Chiltern, provided however that Chiltern provide prior notice to Insmed of the identity of the potential Third Party Provider and the purpose of the proposed engagement and obtain Insmed’s prior written approval before entering into any such agreement.  Chiltern shall bind such Third Party Providers appropriately in accordance with this Agreement.  Chiltern shall be fully responsible for the qualification of and performance of Services by Third Party Providers, and Chiltern shall ensure that Services are performed in compliance with this Agreement; provided however Chiltern’s responsibility for damages caused by Third Party Provider breaches, noncompliance, or failure to perform may not exceed the contracted value of the Third Party Provider’s services.

6.2
Investigators will perform a Study at clinical sites and have independent duties under ICH GCP with respect to the fulfillment of Study related responsibilities.  Investigators are independent medical professionals responsible for their own performance of a Study.

6.3
Insmed may contract directly with other third parties for the performance of activities related to a Study.  Chiltern's duties with respect to these other providers will be to liaise with and to inform them of the progress of the Study and to assist Insmed with the coordination of the other provider's activities in a manner that supports the successful execution of the Study.

6.4
In the event a Third Party Provider or Investigator requests a promise of indemnity with respect to Insmed's products or actions, Chiltern shall notify Insmed and Insmed shall cooperate with Chiltern for the establishment of an indemnity agreement directly between Insmed and the Third Party Provider.

6.5
Consistent with the provisions of Section 23, Chiltern shall only disclose that portion of Insmed Confidential Information to a Third Party Provider that is needed in order to perform Services and only to those individuals at the Third Party Provider who need to know such information in order to perform Services.

7.	PERSONNEL AND TEAM ASSIGNMENTS
7.1
Chiltern will ensure that persons performing Chiltern's obligations under this Agreement are suitably qualified and are bound by the obligations in this Agreement.  Chiltern may engage one or more of its Affiliates and consultants in addition to those listed in Appendix 1 to assist in the performance of Services provided that approval is obtained from Insmed and such Affiliates and consultants are bound by the terms of this Agreement.  Chiltern shall provide Insmed with the curriculum vitae of individuals who it identifies as key contributors to providing Services under this Agreement and, upon Insmed’s request, shall provide the curriculum vitae of any other individual who will be providing Services under this Agreement.  Chiltern shall obtain the prior written approval of Insmed before assigning additional team members to provide Services.  Insmed reserves the right to request that Chiltern replace team members in order to best fit the needs of the project, after discussion with Chiltern.  Chiltern will undertake Commercially Reasonable Efforts to replace team members at Insmed’s request.

7.2	Chiltern will be solely responsible for the wages and employer related liabilities associated with the employment of its employees.

7.3
CF - Chiltern shall allocate a team sufficient in size and expertise to carry out the Services related to CF (“CF Allocated Team Members”).  The names and functions of the CF Allocated Team Members shall be detailed in a CF Allocated Team Member Listing to be attached to the relevant Work Order Exhibit B.  As long as the scope of work for Chiltern contained in the CF Proposal is not materially reduced, Chiltern may not reassign the CF Allocated Team Members while they remain employed at Chiltern without Insmed’s written consent.  Team members may be reassigned during periods in which they are not able to perform their duties as CF Allocated Team Members, such as periods of disability, medical, family medical or military leave, or similarly recognized periods of absence.  In no event during the period of the CF Exclusivity Commitment shall a CF Allocated Team Member be reassigned to provide services in connection with any other project to develop an inhaled antibiotic for the treatment of CF until Insmed has made the initial regulatory filing for market approval (either NDA or MAA) relating to Arikace™ for the treatment of CF.  The CF Allocated Team Member Listing will identify Team Members who are fully dedicated to Insmed’s CF program who may not be assigned to other non-Insmed projects (the “Ring Fenced Project Team”) and will also identify those Team Members who, despite being partially allocated to the Insmed CF program, may be allocated to other projects.  As long as Insmed continues to pay for the fixed costs of project management and site management, the funded members of the CF Ring Fenced Project Team may not be assigned to provide services in connection with any other sponsor’s project to develop an inhaled antibiotic for the treatment of CF until Insmed has made the initial regulatory filing for market approval (either NDA or MAA) relating to Arikace™ for the treatment of CF.   In the event Chiltern acquires, is acquired by, merges, or otherwise combines or associates with another company that is conducting a project to develop an inhaled antibiotic for the treatment of CF then the CF Ring Fenced Project Team shall remain intact for the life of the CF Project.  This commitment to ring fence the CF Team Members will end in the event Insmed commits a material breach of this Agreement with regard to CF that is not cured within thirty (30) days or in the event the scope of services performed by Chiltern is materially reduced for reasons other than an uncured material breach by Chiltern, and in either event if Insmed is unable to put corrective action in place within thirty (30) days of written notice of breach, in which case appropriate transition of the project to an Insmed designee shall be made.  A termination of the CF Ring Fenced Project Team will not otherwise affect the rights or obligations of the Parties under this Agreement.  Regardless of whether or not the CF Ring Fenced Project Team is in place, Team Members shall not share with any third party or use in any third party project information relating to Insmed’s operations, strategy or plans, even if not attributed to Insmed or if presented in generic terms.

7.4
NTM - Chiltern shall allocate a team sufficient in size and expertise to carry out the Services related to NTM (“NTM Allocated Team Members”).  The names and functions of the NTM Allocated Team Members shall be detailed in a NTM Allocated Team Member Listing to be attached to the relevant Work Order as Exhibit B.  As long as the scope of work for Chiltern contained in the NTM Proposal is not materially reduced, Chiltern may not reassign the NTM Allocated Team Members while they remain employed at Chiltern without Insmed’s written consent.  Team members may be reassigned during periods in which they are not able to perform their duties as NTM Allocated Team Members, such as periods of disability, medical, family medical or military leave, or similarly recognized periods of absence.  In no event during the period of the NTM Exclusivity Commitment shall NTM Allocated Team Members be reassigned to provide services in connection with any other project to develop an inhaled antibiotic for the treatment of NTM until Insmed has made the initial regulatory filing for market approval (either NDA or MAA) relating to Arikace™ for the treatment of NTM.  The CF Allocated Team Member Listing will identify Team Members who are fully dedicated to Insmed’s NTM program, who may not be assigned to other non-Insmed projects (the “Ring Fenced Project Team”) and will also identify those Team Members who, despite being partially allocated to the Insmed NTM program, may be allocated to other projects.  As long as Insmed continues to pay for the fixed costs of project management and site management, the funded members of the NTM Ring Fenced Project Team may not be assigned to provide services in connection with any other sponsor’s project to develop an inhaled antibiotic for the treatment of NTM until Insmed has made the initial regulatory filing for market approval (either NDA or MAA) relating to Arikace™ for the treatment of NTM.   In the event Chiltern acquires, is acquired by, merges, or otherwise combines or associates with another company that is conducting a project to develop an inhaled antibiotic for the treatment of NTM then the NTM Ring Fenced Project Team shall remain intact for the life of the NTM Project.  This commitment to ring fence the team NTM Team Members will end in the event Insmed commits a material breach of this Agreement with regard to NTM that is not cured within thirty (30) days or in the event the scope of services performed by Chiltern is materially reduced for reasons other than an uncured material breach by Chiltern, and in either event if Insmed is unable to put corrective action in place within thirty (30) days or written notice of breach, in which case appropriate transition of the project to an Insmed designee shall be made.  A termination of the NTM Ring Fenced Project Team will not otherwise affect the rights or obligations of the Parties under this Agreement.  Regardless of whether or not the NTM Ring Fenced Project Team is in place, Team Members shall not share with any third party or use in any third party project information relating to Insmed’s operations, strategy or plans, even if not attributed to Insmed or if presented in generic terms.

8.	TRANSFER OF OBLIGATIONS
8.1
Where applicable with respect to clinical studies, Insmed may transfer a portion of its obligations under 21 CFR §312.52 or ICH Guideline E6, 5.2 to Chiltern as set out in the applicable Work Order.  Notwithstanding the foregoing, Insmed retains all obligations not explicitly transferred to Chiltern in writing according to the Transfer of Obligations document attached as Attachment A to each Work Order, which Insmed shall modify accordingly if obligations change.  Insmed shall attach such modified Transfer of Obligations document to this document and notify the appropriate regulatory authority of such modification.  In the event of termination of this Agreement or a Work Order relating to a clinical study, all such obligations shall transfer back to Insmed.

9.	IDENTITY OF SPONSOR OF STUDY
9.1
Except as may otherwise be agreed by the Parties in writing, Insmed is, and at all times remains, the "Sponsor" or "principal" of the Study pursuant to or Applicable Law in all geographical regions where the Study is being performed.

9.2
Insmed is responsible for ensuring that a local entity is available to act as sponsor of clinical Studies in the European Union as required pursuant to EU Directive 2001/20/EC.  Chiltern is responsible for ensuring that a local entity is available to act as sponsor of clinical Studies in Australia as required pursuant to Therapeutic Goods Administration Regulations in Australia.  In any other jurisdiction where a local entity is required by a regulatory agency to serve as the sponsor of a clinical Study, Chiltern shall be responsible for ensuring that a local entity is available to act as sponsor under the Applicable Law.

10.	TEST MATERIALS
10.1
Unless otherwise specified in the Work Order, Insmed will provide Chiltern with sufficient amounts of Test Materials for the purposes of the Study and will also provide such complete and accurate data as is necessary to inform Chiltern of the stability, proper storage and safe handling requirements of the Test Materials, including a Material Safety Data Sheet (MSDS) or equivalent documentation.  Insmed shall provide Chiltern with all available information regarding known or potential hazards associated with the use of any substances supplied to Chiltern by Insmed prior to execution of a Work Order.  As an ongoing obligation, each Party will promptly notify the other Party of the emergence of information impacting the safety of any Study participant or which otherwise impacts the toxicity assessment or risk profile of the Study product.

10.2
Insmed agrees that all necessary approvals required under the Applicable Law will be obtained prior to the shipment of Test Materials to the extent that such necessary approvals are not an agreed Chiltern Service or deliverable set out in a Work Order.

10.3	Unless otherwise specified in the Work Order, Insmed will cause Test Materials to be shipped properly packaged and labeled directly to the Investigator.

11.	MODIFICATION OF SERVICES
11.1
A Work Order may be amended from time to time by mutual written agreement of both Parties.  Either Party may request in writing that a Work Order be revised.  Modifications that may result in an amendment include, but are not limited to, changes in the contractual assumptions, responsibilities or timelines.  Written approval by both Parties shall be required before any amendment takes effect.

11.2
An amendment requiring a material change in the scope of work (defined as a major amendment to a Protocol that impacts the execution of the Study, a commercial decision by Insmed that leads to significant changes in the scope of Services in the Work Order, or those events which the Parties agree are reasonably outside of the control of a Party) must be authorized by the Executive Vice President Development and Chief Medical Officer or the Chief Executive Officer of Insmed in writing (such as by letter or similar notification form, or by email or fax if followed by hard copy notification, in each case delivered in accordance with Section 42.3 hereof) before such an amendment takes effect and in such event Insmed will review the budget with Chiltern and negotiate in good faith to reach agreement on appropriate adjustments to the budget.  No amendment to the budget of a Work Order will be made for an amendment that is not a material change in the scope of work...

11.3
Chiltern will not deviate in any material respect from a Work Order without Insmed's prior written approval.  In the event of an emergency, Chiltern must contact the Executive Vice President Development and Chief Medical Officer or the Chief Executive Officer of Insmed and obtain written approval before making any deviation from the applicable Work Order.

12.	DELAYS AND EXTENSION OF TIMELINES
12.1
Chiltern will use Commercially Reasonable Efforts to be responsive to inquiries from regulatory bodies relating to the Services so as not to cause unreasonable delays or require unreasonable extensions.  Insmed will use Commercially Reasonable Efforts to be responsive to inquiries from regulatory bodies relating to those aspects of clinical trials over which Insmed has control so as not to cause unreasonable delays or require unreasonable extensions.

13.	FORCE MAJEURE
13.1
Neither Party will be considered in default of the performance of any obligation under this Agreement to the extent and for the period that the performance of the obligation is prevented or delayed by fire, flood, earthquake, explosion, strike, acts of terrorism, war, insurrection, embargo, government requirement, civil or military authority, act of God, or any similar event, occurrence or condition which is not caused, in whole or in part by that Party and which is beyond the reasonable control of that Party, except that Chiltern will not be excused from default in performance to the extent it does not have appropriate safety measures and back-up systems in place to remove or reduce the effects of such event on data integrity. The affected Party shall provide notice to the other Party of such occurrence, and shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance.

13.2
If any timeline or deadline set out in a Work Order is or will be materially delayed by Chiltern as a result of a Force Majeure, which in this case shall mean a delay by Chiltern of more than two months, then Insmed shall have the option to transfer that portion of Services to an alternate provider, in order to meet such timeline or deadline, and Insmed and Chiltern shall negotiate in good faith a reasonable reduction in the fee under the applicable Work Order.

14.	AUDITS AND INSPECTIONS
14.1
On giving reasonable notice in writing, Insmed and/or its suitably qualified representative, may, during normal business hours and at mutually agreeable times, but not more than twice in a contract year without cause, visit any Chiltern facility where Services for a Study are being performed in order to conduct a full Audit of Chiltern's performance of the Study.  All Chiltern personnel time and resources necessary to complete such an Audit shall be provided at no cost to Insmed.  In the event Insmed seeks to conduct more than two full Audits or inspections, without cause, in a contract year, Insmed agrees to pay Chiltern a commercially reasonable fee and reasonable costs for hosting and responding to such additional Audits.  Co-monitoring by Insmed as needed to execute Insmed responsibilities and Audits conducted to correct noncompliance shall not be limited by this Article 14.

14.2	Insmed will designate independent auditors to conduct an Audit, and will provide Chiltern with an agenda that outlines the full scope of the audit and advance notice to prepare for the audit.

14.3
Chiltern agrees to permit representatives of any relevant regulatory or governmental authority to access, at reasonable times during normal business hours, relevant records and information (and where applicable make copies of the same), personnel and facilities.  Chiltern will notify Insmed promptly in the event of any actual or notified inspection by a regulatory or administrative authority of Chiltern's facilities where that inspection directly relates to a Study or Services being performed for Insmed.  In that event and to the extent permitted by Applicable Law, Chiltern will consult with and allow Insmed to participate in such inspection or audit, will promptly provide copies of any correspondence from the regulatory authority directly related to Insmed, and will allow Insmed to review and comment on any responses made by Chiltern to the authority relating to the inspection.

14.4
Chiltern will also notify Insmed promptly in the event of any inspection by a regulatory or administrative authority of Chiltern's facilities where that inspection indirectly relates to a Study or Services being performed for Insmed if the inspection findings are reasonably expected to and/or actually do result in “Critical” findings as defined by the regulatory agency against Chiltern or result in an FDA Warning Letter or a Form FDA 483 or similar citations by EU regulatory authorities, provided however that Chiltern shall not disclose the identity of the sponsor or the confidential information of another entity.

15.	RECORDS AND REPORTS
15.1	Chiltern will keep appropriate records of the status and progress of a Study as required by the relevant Work Order and Applicable Law.

15.2
Chiltern will provide reports or data to Insmed as specified in the applicable Work Order or as required by Applicable Law.  Such reports will be in Chiltern's standard format unless otherwise specified in the Work Order or as required by Applicable Law or otherwise agreed in the project plan for the Study.

15.3
Despite section 15.2, if Insmed breaches any material obligation under this Agreement or under a Work Order that remains uncured, Chiltern is not obliged to provide any report or data not already paid for until all breaches have been remedied, unless required by Applicable Law.

15.4	Study Reports, supporting documentation, and the resulting data prepared for the purposes of a Work Order are the property of Insmed.

15.5
Chiltern shall provide Insmed with Essential Study Documents at any time during the term of Service if Insmed so requests in writing and Insmed is not in material uncured breach of its obligations hereunder as notified to Insmed by Chiltern in accordance with 42.3 hereof.  In any event, Essential Study Documents will be provided to Insmed within thirty (30) days of the completion of the Services.  Chiltern shall provide Insmed with true and accurate copies of any Investigator Agreements or Third Party Provider Agreements entered into by Chiltern with a Third Party Provider and may retain the originals.  Chiltern shall provide Insmed with electronic copies of all key correspondence related to the Studies that are not part of the TMF requirements in accordance with the Study Project Plan agreed between Insmed and Chiltern.

15.6
Except for those documents referred to in Sections 15.4 and 15.5, and those documents that require a longer retention period under Applicable Law, Chiltern may dispose of Study documentation such as emails, documents, internal reports and data and all internal Study-related materials one (1) year after the date of its final invoice in respect of the Services for that Study, provided, however, that Chiltern first seek approval of the documents to be destroyed and obtain the written approval of Insmed’s Executive Vice President Development and Chief Medical Officer or her designee prior to such destruction.  In the event Chiltern provides written notice to Insmed requesting consent to destroy or other disposition instructions and Insmed does not respond within sixty (60) days either authorizing destruction or providing other disposition instructions at Insmed’s expense, Chiltern may proceed with the destruction of the files.

15.7
If Insmed requires material to be held by Chiltern for a longer period than that provided for in Section 15.5, Chiltern agrees to store Insmed's property as agreed in the applicable Work Order in accordance with Chiltern's standard operating procedures and at Insmed's cost and expense.  Insmed is entitled upon reasonable notice to have reasonable access to such material and to copy any part of it at it its own expense.

15.8
If Insmed elects to use electronic access made available by Chiltern, any such electronic access to Study material will be governed by Chiltern's standard electronic access terms and conditions, attached hereto as Appendix 3.  The fee for electronic access is included in the budget for each Work Plan.

CHAPTER 4	PAYMENT

16.	PAYMENT
16.1
Insmed is responsible for the financial funding, in U.S. Dollars, of all Services and third party costs including Third Party Provider costs, Investigator fees, and travel and out of pocket expenses related to any Work Order as specified in the budget of such Work Order.  The Work Order shall define the payment schedule.

16.2
Insmed will pay Chiltern as set out in the applicable Work Order and, unless otherwise agreed in the Work Order, all invoices are due and payable and will be paid by Insmed within forty-five (45) - days of the date of receipt of invoice.

16.3
If any amount payable under this Agreement by Insmed to Chiltern is subject in any jurisdiction to Value Added Tax or other nationally regulated sales tax, Insmed agrees to pay the amount of such tax to Chiltern on receiving the relevant invoice.  If any of such tax is refunded to Chiltern by the relevant taxing authority, then Chiltern shall pay the full amount of such refund to Insmed within thirty (30) days of receipt thereof by Chiltern.

17.	INFLATIONARY ADJUSTMENT
There shall be no inflationary adjustment made to any Work Order budget that is not extended beyond the original term.  In the event the timelines are materially extended that is attributable to an act or omission of Insmed, Chiltern and Insmed agree to negotiate in good faith to agree on a reasonable inflationary adjustment based on applicable national indices.  In the event the timelines are materially extended that is attributable to an act or omission of Chiltern, there shall be no inflationary adjustment.

18.	DISPUTED INVOICES
18.1	If a dispute arises between the Parties with respect to any part of an invoice, Insmed:

a.	must pay all undisputed parts of the invoice within the stipulated forty-five (45) day period,

b.	must notify Chiltern promptly in writing of the particulars of the dispute, and

c.	may withhold payment of the disputed part of the invoice provided that the Parties endeavour promptly and in good faith to resolve the dispute ,and

d.	if applicable and upon Insmed’s written request, Chiltern may re-issue a new invoice to Insmed for the undisputed portion.

19.	NON-PAYMENT OF UNDISPUTED AMOUNTS
19.1
If Insmed fails to pay the amount of any undisputed invoice or part of an invoice within the time prescribed in section 16.2, interest shall accrue on the undisputed unpaid amount at the rate of one percent (1%) per month, or the maximum rate allowed by Applicable Law if that is less than one percent (1%) per month, from the date when such payment was due until the date of payment.   If any dispute over payment is not resolved within sixty (60) days after delivery of a notice of dispute or demand for payment is delivered in accordance with Section 42.3 hereof, either party may commence proceedings in accordance with Article 27 of this Agreement.

19.2
If any non-payment of an undisputed amount is not resolved within thirty (30) days after delivery of a written notice or written demand for payment is delivered in accordance with Section 42.3 hereof, Chiltern may elect to withhold reports or other material in respect of a Study for so long as Insmed fails to make any undisputed payment that is past due as provided by Section 16.2.

20.	TRAVEL AND OUT OF POCKET EXPENSES
20.1
Insmed will reimburse Chiltern on a pass through, at cost basis in accordance with the applicable Work Order for all reasonable travel and other reasonable out of pocket expenses as required to be incurred by Chiltern in connection with the performance of the Services.

20.2
Unless otherwise agreed in the Work Order, Insmed will reimburse Chiltern for such travel and other out of pocket expenses within forty five (45) days of the date of invoice setting out those expenses and charges and such receipts or other supporting documentation as Insmed may reasonably request.

21.	FUNDS FOR INVESTIGATOR GRANTS AND THIRD PARTY PROVIDER PAYMENTS
21.1
Chiltern shall be responsible for administering Investigator grants or other Third Party Provider payments in connection with Services as provided in the Work Orders.  In order to provide for timely payments to Investigators and other Third Party Providers, Insmed agrees to make an advance float payment to Chiltern of either (a) ten percent (10%) of the projected Investigator grant budget and Third Party Provider Agreement budgets, respectively, or (b) the relevant Investigator or Third Party Provider Agreement advance milestone(s), whichever is applicable.  All payments to Investigators will be made according to the terms of the respective clinical trial agreement, which will be reviewed by Insmed prior to execution.  Insmed acknowledges that Chiltern will not make payments to Investigators or Third Party Providers unless sufficient funds are available and that Chiltern is only making such payments to the Investigators and Third Party Providers as pass-through amounts from Insmed.  Any advance payments will be applied against the final ten percent (10%) of the estimated Investigator grant and Third Party Provider expenses.  Within sixty (60) days of completion or termination of the Services, Chiltern will provide to Insmed a final reconciliation of Investigator and Third Party Provider expenses to ensure that Insmed pay only for those expenses actually and properly incurred.  Any excess advance payment will be refunded to Insmed within sixty (60) days from the date of the completion or termination of the Services.

21.2
If Insmed fails to provide to Chiltern the funding required by Section 21.1, Chiltern is not liable in any way to make any payments required to be made to Third Party Providers in accordance with that section.

22.	FOREIGN CURRENCY
22.1
Invoices and payments shall be made in U.S. Dollars unless otherwise stated in the approved Work Order. Where costs are incurred in other currencies, Chiltern will apply the applicable exchange spot rate published on www.oanda.com on the last business day of the relevant invoice period to the initial currency.  In the event oanda.com is no longer in service, Chiltern will apply the applicable exchange spot rate published in the Wall Street Journal.   Each Party agrees that neither Party should be significantly advantaged or disadvantaged as a result of differences between the foreign currency exchange rates used in the pricing of the fees for Services or expenses and the actual foreign currency exchange rates as of the dates of invoices, as published on www.oanda.com.  If such a difference is greater than five percent (5%), the Parties agree to negotiate revised compensation to Chiltern for amounts that would be due if the fees for Services were calculated at then current exchange rates.  If the difference fluctuates by five percent (5%) or more for more than ninety (90) days, either Party may request an adjustment to the exchange rates based on then current exchange rates for future invoices.

CHAPTER 5	PARTY OBLIGATIONS

23.	CONFIDENTIALITY
23.1
Insmed Confidential Information shall include, without limitation, Arikace™ (liposomal amikacin), nebulizer for administration, Protocols, timelines, milestones, progress in carrying out Studies, financial position, all data produced in connection with a Study, and all information relating to the above.

23.2	The Parties will exchange Confidential Information during the term of this Agreement, which is not available to the public, and each Receiving Party

a.	will maintain such Confidential Information in strict confidence,

b.	will use such Confidential Information only for the Purpose and not for any other purpose, and

c.
will not disclose such Confidential Information to any third parties, except for disclosures to the Receiving Party's Representatives or to third parties, in either case who have a need to know or to have access to such information for the Purpose to the extent required or whose services are required for the performance of this Agreement or a Work Order, and to whom the confidentiality, use, and ownership of invention terms of this Agreement have been clearly communicated and who are bound to terms at least as strict as those in this Agreement.

23.3
Each Receiving Party will store the Confidential Information in a secure location, and will handle and protect the Confidential Information with no less care than that with which it handles and protects its own highly confidential and proprietary information (but in no event less than a reasonable degree of care) to prevent unauthorized publication or disclosure of Confidential Information.

23.4
If the Disclosing Party so requests in writing, the Receiving Party will, at the option and expense of the Disclosing Party, return or destroy and certify that it has destroyed the Confidential Information, including that which is mentioned in Section 15.5 above, except that in any event the Receiving Party may retain a single copy of the Confidential Information and related materials in its archives for the purposes of demonstrating or ensuring its compliance with the Agreement, Work Order or Applicable Law.

23.5
The period for maintaining confidentiality and non-use shall survive until the information becomes public (or, if shorter, for the longest period permitted under applicable law), provided that such information does not become public as a result of a breach of this Agreement; in which case the burden of proof shall be on the Receiving Party.

23.6
Provided that the burden of establishing the availability of the following exceptions shall be on the Receiving Party, the confidential provisions of Sections 23.1 to 23.5 and 23.7 to 23.10 do not apply to any part of the Confidential Information which

a.	is known to the Receiving Party, without restriction on confidentiality or use, at the time it was obtained from the Disclosing Party,

b.
is acquired by the Receiving Party, without restriction on confidentiality or use, from a third party that did not obtain such information directly or indirectly from the Disclosing Party while under an obligation not to disclose it,

c.	is or becomes published or otherwise enters the public domain other than by violation of this Agreement by the Receiving Party, or

d.	the Disclosing Party explicitly allows to be disclosed or used by written consent of an authorized representative.

23.7
If any part of Confidential Information is required to be disclosed by the Receiving Party to comply with any applicable laws or regulations, including with respect to Insmed, any national securities exchange on which its securities are listed, or the order of a court of competent jurisdiction, the Receiving Party shall provide prompt written notice of such disclosure requirement to the Disclosing Party and shall cooperate with the Disclosing Party's reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.  Such disclosed information shall remain Confidential Information.

23.8
Chiltern shall only disclose that portion of Insmed Confidential Information to a Third Party Provider or Investigator that is necessary in order to perform Services in the case of a Third Party Provider or a Study in the case of an Investigator and only to those individuals at a Third Party Provider or Investigator who need to know such information in order to perform Services or the Study.  Prior to such disclosure, Chiltern shall inform Insmed of the nature of the information intended to be disclosed and obtain Insmed’s prior written approval before such disclosure.

23.9
Neither Party shall publish or disclose to third parties the existence of this Agreement, the relationship between the Parties created by the Agreement or the terms of this Agreement, provided however, that either Party may disclose the existence of this Agreement, the relationship between the Parties created by the Agreement and the terms of this Agreement to regulatory authorities, as required by Applicable Law, and to third party investigators and thought leaders on a need-to-know basis in order to perform Services or carry out a Study.    .

23.10	No Party shall have the right to publish the Confidential Information of the other Party.

23.11	In connection with the Purpose of this Agreement, Insmed will need to disclose the Confidential Information of a third party, to which the following terms (“Third Party Terms”) shall apply
a
“Third Party Confidential Information” shall mean (i) the Respiratory Signs and Symptoms Questionnaire (“RSSQ”) developed by Boehringer Ingelheim Pharmaceuticals, Inc. a Delaware corporation having offices at 900 Ridgebury Road, P.O. Box 368, Ridgefield, CT  06877 (“BI”); (ii) Insmed’s use of the RSSQ; (c) the limited license to use the RSSQ (“RSSQ License”) which requires restriction of access to the RSSQ and binding those with access to terms at least as strict as those in the RSSQ License; and (iii) these Third Party Terms; (iv) and any information relating to (i)-(iv) above.

b
Receiving Party (i) shall not disclose to any third party, or use Third Party Confidential Information or any part or all of the RSSQ other than for the Purpose; (ii) shall take all reasonable steps to prevent the unauthorized disclosure of Third Party Confidential Information to any third party; (iii) shall limit access to Third Party Confidential Information only to those employees who have a need to know in order to carry out the Purpose of this Agreement and who are bound by the terms of this Agreement; and (iv) shall not remove or destroy any proprietary or confidentiality notice on the RSSQ or related materials.

c
Receiving Party shall use the RSSQ solely for the Purpose and only to the extent necessary for the Purpose of the Agreement.  Receiving Party  shall not (i) transfer, reveal, market, sell, offer for sale, lease, license, sublicense, loan, or otherwise provide the RSSQ to any third party, whether or not such action is for commercial advantage, or (ii) create derivative works of, use, copy, modify, distribute, authorize the use of, publish, publicly perform, physically, optically, or digitally transmit, or display the whole or any portion of the RSSQ, except as specifically authorized herein.  Receiving Party  acknowledges and agrees that the use of the RSSQ to manipulate, report, distribute, or otherwise use any data in violation of any law or of any terms or limitations imposed by the Agreement shall be a violation of the Agreement and shall automatically terminate the rights granted in the Agreement.

d
This Agreement shall not transfer any title or ownership rights in the RSSQ, including any intellectual property embodied therein or arising therefrom, which title and ownership rights shall at all times remain with BI.

e
Upon termination of the review or evaluation, termination or expiration of the Agreement, or earlier request of Insmed, Receiving Party shall return to Insmed or destroy all copies of the RSSQ and certify in writing that they have done so, that they have not retained any copies, and that they have deleted any copies from all computers under their control.

f	These obligations shall survive expiration or termination of the Agreement.
g
Any responsibility for the accuracy or completeness of the RSSQ or its use or application is disclaimed.  NO REPRESENTATION OR WARRANTY IS MADE EITHER EXPRESS OR IMPLIED OF ANY KIND, INCLUDING MERCHANTABILITY OR THE ADEQUACY OR SUITABILITY OF THE RSSQ FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT.  NEITHER INSMED NOR BI NOR ANY EMPLOYEE OR AGENT OF INSMED OR BI SHALL HAVE ANY LIABILITY ARISING OUT OF THE USE OF THE RSSQ FOR ANY REASON, INCLUDING BUT NOT LIMITED TO THE INCOMPLETENESS, INADEQUACY OR UNSUITABILITY OF THE RSSQ FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT.

h
Receiving Party will not use the name of BI, Insmed or any affiliate, employee or agent of BI or Insmed for any purpose related to the Agreement, the Purpose, the RSSQ License or Insmed without Insmed’s prior written consent.

i	These Third Party Terms shall be governed by the laws of the State of Connecticut without regard to the conflict of laws, rules or principles, thereof.
j	In the event of a conflict between these Third Party Terms and the Agreement, the terms of these Third Party Terms shall be controlling with regard to the Third Party Confidential Information only.

23.12	The Confidential Disclosure Agreement dated April 12, 2010 between Transave and Chiltern remains in full force and effect.

24.	INSURANCE OBLIGATIONS
24.1
Chiltern and its Affiliates will keep in full force and effect and maintain at its/their sole cost and expense insurance coverage in types and amounts commensurate in the industry for the performance of services substantially similar to the Services by similarly sized service providers and as otherwise prudent or required by Applicable Law, including insurance coverage for clinical trials of amounts in accordance with Applicable Law and generally accepted standards for contract research organizations, which coverage will be placed with a reputable insurer.    Subject to the limitations contained in the certificate of liability insurance, Chiltern shall add Insmed as an additional insured under its own insurance policies, including its products/completed operations and professional liability policy coverages for the CRO services that it performs directly for or on behalf of Insmed in all clinical trials.  Upon request, Chiltern shall provide Insmed with copies of certificates of insurance and Chiltern shall notify Insmed immediately in the event of cancellation or material change in such insurance.  Chiltern shall maintain such coverage in full force and effect throughout the term of each Work Order and for three (3) years after the completion of the Work Order

24.2
During the term of the Studies and for at least one (1) year thereafter, Insmed will maintain product liability or clinical trials insurance underwritten by a reputable insurer which: (i) is appropriate for the Studies; and (ii) provides coverage for claims relating to the test materials or Studies in amounts required by applicable law and (iii) does not contain exclusions that would preclude Claims by participating Study participants which arise from the Study in relation to the Test Materials where the Study participant has reasonably complied with the Protocol. Insmed must secure and maintain in full force and effect throughout the term of each Study and for three (3) years after the completion of the Study.  In those jurisdictions in which Chiltern is responsible for procuring an entity or designee to serve as the local sponsor or legal representative, Insmed agrees to name Chiltern or its designee as an additional insured under Insmed’s product liability or clinical trials insurance.

25.	USE OF NAMES ETC.
25.1
Neither Party will use the other Party's name, trademarks, or the name of any employee of the other Party in any advertising, online marketing, packaging, promotional material, or any other media or publicity relating to this Agreement without the prior written consent of the other Party.

26.	EMPLOYEE SOLICITATION
26.1
Each Party agrees that, during the term of a Study and for one hundred and eighty (180) days after the completion of a Study, it will not, without the prior written consent of the other Party, hire or engage as an independent contractor any employee of the other Party who has been directly involved in performing Services under the Agreement.

27.	DISPUTE RESOLUTION
27.1
If any dispute, controversy or Claim arises out of this Agreement, the Parties agree that they will attempt in good faith to resolve the matter through good faith negotiations, provided that if such good faith negotiations fail to resolve the matter within thirty (30) days of the date one Party first notifies the other Party of such dispute, controversy or Claim, either Party may submit the matter to mediation administered by the American Arbitration Association under its Commercial Mediation Procedures and the Parties agree to work in good faith to resolve such matter through such mediation.

27.2
If efforts at mediation are unsuccessful within sixty (60) days after the date that the matter is submitted to mediation pursuant to Section 27.1 , either Party may submit the matter to an appropriate court for resolution in accordance with Section 47 hereof.

28.	OWNERSHIP OF INVENTIONS, DISCOVERIES ETC.
28.1
Title to and ownership of any and all Intellectual Property generated during performance of Services or related to the Protocols, Studies or Arikace™, shall reside in and be the sole property of Insmed (“Insmed IP”).  For value received, Chiltern agrees to assign and hereby assigns, sells, transfers and conveys unto Insmed, its successors, assigns and legal representatives, the entire right, title and interest, for all countries, in and to certain inventions relating to Insmed IP whether or not described in an application for Letters Patent of the United States and in and to any said application, and all divisions, renewals and continuations thereof, and all Letters Patent of the United States which may be granted, thereon, and all reissues and extensions thereof, and all applications for Letters Patent or other grants of protection of proprietary rights including, but not limited to, inventor's certificate, utility model, utility certificate, patent of importation, registration of patent and industrial design registration which may be filed, and which may be granted, upon said inventions in any countries or regions foreign to the United States, and all reissues, renewals and extensions thereof, and agrees to assist, at Insmed’s expense, in obtaining protection of Insmed IP, including without limit executing documents, and causing its and its affiliates employees, officers, directors, consultants, advisors, agents and anyone performing Services under this Letter of Intent to execute documents, that are necessary or useful for such purpose, such as assignments.

28.2
No Licenses.  Except as expressly provided, no right or license, either express or implied, is granted under any intellectual property right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise.

29.	EXCLUSIVITY COMMITMENT
29.1
CF - Except for those studies previously disclosed to Insmed, which are listed in Appendix 4, neither Chiltern nor its Affiliates are currently conducting or actively seeking new business for another Phase II/III trial as material provider of clinical research services for the development of an inhaled antibiotic for CF and Chiltern agrees that neither Chiltern nor its Affiliates will commence or actively seek new business for another Phase II/III trial as material provider of clinical research services for the development of an inhaled antibiotic for CF until Insmed has made the initial regulatory filing for market approval (either NDA or MAA) relating to Arikace™ (liposomal amikacin) for the treatment of CF (“CF Exclusivity Commitment”).  As used in the CF Exclusivity Commitment context, “actively seeking new business” is defined as responding to requests for proposals or otherwise submitting pricing or bids for another Phase II/III trial as a material provider of clinical research services for the development of an inhaled antibiotic for CF.  During the term of the CF Exclusivity Commitment, in the event Chiltern otherwise has an opportunity to provide services for another Phase II/III trial as material provider of clinical research services for the development of an inhaled antibiotic for CF, prior to submitting a response to a request for new business, Chiltern shall promptly notify Insmed and shall not submit a response to a request for new business or commence such services without the prior written consent of an authorized representative of Insmed.  It is Insmed’s intention to pursue the initial regulatory filing for market approval (either NDA or MAA) of Arikace™ (liposomal amikacin) for the treatment of CF in as efficient a manner as is feasible based on the input of regulatory authorities.  In the event Insmed discontinues the development program for CF prior to filing the initial regulatory filing market approval (either NDA or MAA) or there is a material delay in the submission of the NDA or MAA following the completion of the Integrated Clinical Summaries, the Parties will discuss the reasonableness of the continuation of the CF Exclusivity Commitment and agree to negotiate in good faith to provide for either the continuation or suspension of the CF Exclusivity Commitment.  This CF Exclusivity Commitment will remain in place for the CF program as long as the scope of work for Chiltern contained in the CF Work Orders is not materially reduced.   A “material reduction in the scope of work for CF” is defined as a major amendment to a Protocol that impacts the execution of the CF Studies or a commercial decision by Insmed that leads to significant reductions in the scope of Services provided by Chiltern as described in the CF Proposal.  A reduction in scope of work shall not be considered material if occurring for reasons of uncured breach by Chiltern, which shall include Chiltern bidding for other CF projects while working on Insmed projects.  This CF Exclusivity Commitment will end in the event Insmed commits a material breach of this Agreement as it relates to CF that is not cured within thirty (30) days after notice.  A termination of the CF Exclusivity Commitment will not otherwise affect the rights or obligations of the Parties under this Agreement.  Regardless of whether or not the CF Exclusivity Commitment is in place, Chiltern shall not share with any third party or use in any third party project information relating to Insmed’s operations, strategy or plans, even if not attributed to Insmed or if presented in generic terms.

29.2
NTM -  Except for those studies previously disclosed to Insmed, which are listed in Appendix 4, neither Chiltern nor its Affiliates are currently conducting or actively seeking new business for another Phase II/III trial as material provider of clinical research services for the development of an inhaled antibiotic for NTM and Chiltern agrees that neither Chiltern nor its Affiliates will commence or actively seek new business for another Phase II/III trial as material provider of clinical research services for the development of an inhaled antibiotic for NTM until Insmed has made the initial regulatory filing for market approval (either NDA or MAA) relating to Arikace™ (liposomal amikacin) for the treatment of NTM (“NTM Exclusivity Commitment”).  As used in the NTM Exclusivity Commitment context, “actively seeking new business” is defined as responding to requests for proposals or otherwise submitting pricing or bids for another Phase II/III trial as a material provider of clinical research services for the development of an inhaled antibiotic for NTM. During the term of the NTM Exclusivity Commitment, in the event Chiltern otherwise has an opportunity to provide services for another Phase II/III trial as material provider of clinical research services for the development of an inhaled antibiotic for NTM, prior to submitting a response to a request for new business, Chiltern shall promptly notify Insmed and shall not submit a response to a request for new business or commence such services without the prior written consent of an authorized representative of Insmed.  It is Insmed’s intention to pursue the initial regulatory filing for market approval (either NDA or MAA) of Arikace™ (liposomal amikacin) for the treatment of NTM in as efficient a manner as is feasible based on the input of regulatory authorities.  In the event Insmed discontinues the development program for NTM prior to filing the initial regulatory filing for market approval (either NDA or MAA) or there is a material delay in the submission of the NDA or MAA following the completion of the Integrated Clinical Summaries, the parties will discuss the reasonableness of the continuation of the NTM Exclusivity Commitment and agree to negotiate in good faith to provide for either the continuation or suspension of the NTM Exclusivity Commitment.  This NTM Exclusivity Commitment will remain in place for the NTM program as long as the scope of work for Chiltern contained in the NTM Work Order is not materially reduced.  A “material reduction in the scope of work for NTM” is defined as a major amendment to a Protocol that impacts the execution of the NTM Studies or a commercial decision by Insmed that leads to significant reductions in the scope of Services provided by Chiltern as described in the NTM Proposal.  A reduction in scope of work shall not be considered material if occurring for reasons of uncured breach by Chiltern, which shall include Chiltern bidding for other NTM projects while working on Insmed projects.  This NTM Exclusivity Commitment will end in the event Insmed commits a material breach of this Agreement as it relates to NTM that is not cured within thirty (30) days after notice.  A termination of the NTM Exclusivity Commitment will not otherwise affect the rights or obligations of the Parties under this Agreement.  Regardless of whether or not the NTM Exclusivity Commitment is in place, Chiltern shall not share with any third party or use in any third party project information relating to Insmed’s operations, strategy or plans, even if not attributed to Insmed or if presented in generic terms.

CHAPTER 6	ADDITIONAL COVENANTS, REPRESENTATIONS, WARRANTIES, INDEMNITIES AND LIABILITY

30.	REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF INSMED
30.1	Insmed represents and warrants

a.	that it owns all rights, title and interest in, or licenses the necessary rights to use, the Test Materials provided by it to Chiltern under this Agreement, and

b.	that Chiltern's use in accordance with the Protocols of any and all of such Test Materials in connection with the Study does not to Insmed’s knowledge infringe any third party rights.

30.2	Insmed agrees:

a.
that data delivered to Chiltern under any Work Order, including but not limited to  the performance of data management, quality assurance or biostatistics Services will be delivered to Chiltern in a form and condition reasonably calculated to allow Chiltern to perform the tasks described in Work Orders in a timely fashion,

b.
that, before entering into a Work Order, it will disclose to Chiltern all material facts relating to the Study and the Study data that may reasonably affect Chiltern's performance under this Agreement as well as any potential material hazards related to the Study materials,

c.
that, after entering into a Work Order, Insmed will, as a continuing obligation, promptly disclose to Chiltern all material facts discovered relating to the Study, including but not limited to, the emergence of information impacting the safety of Study participants or which otherwise impacts the toxicity assessment or risk profile of the Study product, and

d.	all necessary approvals under applicable regulatory schemes will be obtained prior to the shipment of any Test Materials, and

e.	comply with all Applicable Law, rules and regulations and obligations of Insmed in this Agreement.

30.3
Insmed agrees that it will obtain and maintain during the term of the Study all approvals and licenses necessary for the performance of the Study and related Services including but not limited to national regulatory approvals, software licenses, and medical coding dictionary licenses.

31.	REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF CHILTERN
31.1
Chiltern warrants that the Services performed by it will conform to the nature and scope of Services as agreed in the Work Order and will comply with this Agreement and with all Applicable Law and regulations of the appropriate regulatory agencies.

31.2
Chiltern represents and warrants that (i) it is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite power and authority to carry on its business, and to execute and perform its obligations under this Agreement and (ii) the execution and performance of this Agreement by Chiltern and the performance of Services under this Agreement do not and will not conflict with or result in a breach of or default under any of its agreements or obligations that would have a material adverse effect on Chiltern’s ability to perform its obligations under this Agreement.

31.3
Chiltern agrees that during the course of providing Services, Chiltern shall not undertake to provide services for any third party that would conflict with, hinder, delay or adversely impact its performance of Services or its obligations under this Agreement.

31.4
Chiltern shall provide all information requested by Insmed to comply with any disclosure requirements of Applicable Law, including any information required to be disclosed in connection with any financial relationship between Insmed and Chiltern.  Chiltern shall disclose to Insmed any financial interest, other than the payment for Services agreed to hereunder, that Chiltern might have in any Project.

31.5
Chiltern does not warrant or represent that the results of the Study will be acceptable to any regulatory or governmental agency to which they are presented or that the results of the Study will enable Insmed to further develop, market or otherwise exploit the Test Materials or any other product or service.

31.6
The warranty by Chiltern set out in Section 31.1 is in lieu of any and all other representations or warranties, express, or implied, including any implied warranties of merchantability or fitness for a particular purpose or for non-infringement of a patent, trademark or other intellectual property right.

32.	REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS OF INSMED AND CHILTERN

32.1
Each Party represents, warrants and certifies that neither it nor any of its respective employees or contractors who are to perform any activities in connection with this Agreement have been (i) prohibited from providing medical or clinical research services or debarred, suspended, excluded, sanctioned, disqualified or otherwise restricted or made ineligible by any regulatory agency of any kind pursuant to any federal, state or foreign law, regulation, or healthcare program in any jurisdiction or (ii) convicted of a crime for which a person can be prohibited from providing medical or clinical research services or debarred in any jurisdiction. Each Party also confirms that neither it nor any of its respective employees or contractors have been (i) threatened to be debarred or otherwise prohibited from providing medical or clinical research services by any regulatory agency of any kind in any jurisdiction, or (ii) indicted for a crime or otherwise engaged in conduct for which a person can be prohibited from providing medical or clinical research services or debarred under any Applicable Law or regulation in any jurisdiction regulating the performance of services relating to pharmaceutical products or clinical Studies. Each Party further represents, warrants and certifies that neither it nor any of its respective employees or contractors has been debarred or convicted of any crime or offence which would subject said Party or employee to debarment under the laws of any country.  Each Party agrees to immediately disclose in writing to the other Party if any of the above-listed events occurs during the term of this Agreement.

33.	CHILTERN’S INDEMNITY
33.1
Subject to Section 33.2 and 33.3, Chiltern shall indemnify, defend and hold harmless Insmed and its Affiliates and its and their respective officers, directors, employees and agents (the “Insmed Indemnitees”) against Claims arising out of:

a	a material breach of this Agreement by Chiltern; or

b	the negligence, recklessness, omissions, or intentional misconduct of any Chiltern Indemnitee.

33.2	Chiltern's obligations under Section 33.1 are subject to and conditional on

a.	Insmed providing prompt written notice to Chiltern of any Claims for which indemnification is sought, and

b.	Insmed cooperating in good faith with Chiltern in the defense thereof

c.
Chiltern having the right to defend against such claim, including but not limited to the right to select counsel, accept a reasonable settlement, and otherwise control the proceedings, except that Chiltern shall not admit fault or liability on the part of Insmed without having Insmed's prior written consent.

33.3	Notwithstanding Section 33.1, Chiltern is not under any duty to defend, indemnify or hold Insmed harmless with respect to any Claim which Insmed settles without Chiltern's prior written consent.

33.4
Insmed shall have the right to select and to obtain representation by separate legal counsel at its own expense.  Notwithstanding anything to the contrary herein, Insmed, at its own expense, shall have the right to select counsel for, direct and control any proceeding related to any of its study drugs or study protocols.

34.	INSMED’S INDEMNITY
34.1	Insmed shall defend and indemnify Chiltern and its affiliates and its and their respective officers, directors, employees and agents (the “Chiltern Indemnitees”) against Claims arising out of:

a.	Arikace™, or

b.	the Studies, or
c.	the negligence, recklessness, intentional misconduct, or breaches of this Agreement by Insmed,

except to the extent that such Claims result from the negligence, recklessness, intentional misconduct, omissions, or breaches of this Agreement by Chiltern Indemnitees.

34.2	Insmed's obligations under Section 34.1 are subject to and conditional on:

a.	Chiltern providing prompt written notice to Insmed of any Claims for which indemnification is sought , and

b.	Chiltern cooperating fully with Insmed in the defense thereof, and

c.
Insmed having the right to defend against such claim, including but not limited to the right to select counsel, accept a reasonable settlement, and otherwise control the proceedings, except that Insmed shall not admit fault or liability on the part of Chiltern without having Chiltern's prior written consent.

34.3	Notwithstanding Section 34.1, Insmed is not under any duty to defend, indemnify or hold Chiltern harmless with respect to any Claim which Chiltern settles without Insmed's prior written consent.

34.4	Chiltern shall have the right to select and to obtain representation by separate legal counsel at its own expense.

35.	LIMITATIONS OF LIABILITY
35.1	Neither Party shall be liable to the other Party for lost profits, loss of use, loss of opportunity, or any indirect, special, consequential, incidental, or punitive damages.

35.2
Chiltern's liability under this Agreement or any Work Order is limited, regardless of the form of action, to actual damages and cannot exceed the total amount paid for the Services performed by Chiltern under the Work Order from which the liability arises.  This provision does not apply to Claims alleging death or personal injury caused by the negligence, recklessness, negligent or wrongful omissions, or intentional misconduct of Chiltern.

35.3
Chiltern is not liable for any damages arising from or in connection with any decision by Insmed or any third party to further research, develop, market or use the Test Materials or any derivative or product or service related to the Test Materials.

CHAPTER 7	TERM AND TERMINATION

36.	TERM OF AGREEMENT
36.1
This Agreement comes into force and has effect on and from the Effective Date and will continue in force for five (5) years from that date unless earlier terminated in accordance with Section 37, 38 or 39.

37.	TERMINATION ON NOTICE
37.1
Insmed may terminate this Agreement or any Work Order at any time for any reason and without cause on giving thirty (30) days' prior written notice of termination to Chiltern and, if Insmed does so, Chiltern is entitled to receive termination payments as described in Section 40.

37.2	Chiltern may terminate this Agreement or any Work Order at any time for any reason and without cause on giving one hundred twenty (120) days' prior written notice of termination to Insmed.

37.3
In the event of notice of termination being given by either Party under Section 37.1 or 37.2, the Parties agree to cooperate in respect of the transition of ongoing Services during the period of notice.

38.	TERMINATION ON MATERIAL BREACH
38.1
Either Party may terminate this Agreement or any Work Order at any time for a material breach of the Agreement by the other Party effective on giving thirty (30) days' prior written notice of termination if such breach is not cured within the thirty (30) days notice period to the reasonable satisfaction of the terminating Party,  provided, however, excluding those breaches involving the payment of undisputed funds, if such breach is not capable of being cured within such thirty (30) day period, the cure period shall be extended for such amount of time as may be reasonably necessary to cure such breach, as long as the breaching Party is making diligent efforts to do so.

38.2	If notice of termination is given by either Party under Section 38.1, the Parties agree to cooperate in respect of the transition of ongoing Services during the period of notice.

38.3	A notice of breach must provide details sufficient to fully describe the breach.

38.4	If Chiltern terminates this Agreement or a Work Order for a material breach by Insmed that has not been cured, Chiltern is entitled to receive termination payments as described in Section 40.

38.5	Nonpayment of disputed amounts does not constitute a material breach of this Agreement.

39.	TERMINATION ON INSOLVENCY ETC.
39.1
Either Party may terminate this Agreement or any Work Order immediately on giving written notice to the other Party if that Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets.

39.2
If Chiltern terminates this Agreement or a Work Order as a result of an occurrence described in Section 39.1 by or in respect of Insmed, Chiltern is entitled to receive termination payments as described in Section 40.

40.	PAYMENTS ON TERMINATION
40.1
If a Work Order is terminated by Insmed or Chiltern terminates this Agreement or any Work Order pursuant to Section 37.2 or 38.4 hereof, Chiltern is entitled to be paid, in accordance with the payment schedule in the Work Order,

a.
for all Services performed on any agreed Work Order up to and including the date of termination, including a pro rata portion for any work in progress toward partially completed Services or incomplete units and milestones, as may be mutually agreed in good faith by the Parties, and

b.
any reasonable additional expenses incurred or Services performed required by virtue of the termination of the Services, including any irrevocably committed costs or tasks necessary to end Chiltern's involvement in the Study, and

c.	any additional Services requested by Insmed in connection with the termination;

provided that, if such Work Order is terminated by Insmed due to an uncured material breach by Chiltern, Insmed shall be entitled to offset any damages incurred by Insmed and properly due to Insmed hereunder or under such Work Order as a result of such breach against any such amounts otherwise payable to Chiltern.  Any overpayments shall be returned to Insmed.  Except for additional Services requested by Insmed, under no circumstances shall the amounts owing at time of termination exceed the total cost agreed to for the Services specified in the Work Order.

40.2	If a Work Order is terminated:

a.	by Insmed for reasons other than an uncured material breach by Chiltern, or

b.	by Chiltern on account of a material breach by Insmed or pursuant to Section 39.1,

Chiltern shall be entitled to a termination fee for the operational and administrative costs not covered in other sections of this Agreement or the Work Order payable sixty (60) days after such termination.

40.3	A termination fee payable under Section 40.2 will be calculated, after reconciliation according to section 40.1, in accordance with the following formulas:

a.
if Insmed has paid fifty percent (50%) or more of the total fees for Services specified in the Work Order, the termination fee payable to Chiltern by Insmed under Section 40.2 will be an amount equal to five percent (5%) of the difference between the fees for Services specified in the Study Budget and the amount paid for fees for Services, or

b.
if Insmed has paid less than fifty percent (50%) of the total fees for Services specified in the Work Order, the termination fee payable to Chiltern by Insmed under Section 40.2 will be an amount equal to five percent (5%) of the amount paid for fees for Services .

40.4	The termination fee payable under Section 40.2 is separate from and additional to payments necessary to wind up the Services.

41.	OBLIGATIONS OF PARTIES ON TERMINATION
41.1	On termination of the Agreement or a Work Order, neither Party will have any further obligations under the Agreement or Work Order, except for the survival beyond termination of

a.	the obligations of Section 41.2 below,
b.	the liabilities that have accrued up to and including the date of termination, and

c.
the obligations which by their stated terms survive termination, including the applicable confidentiality, record keeping, regulatory compliance, intellectual property and indemnification provisions of the Agreement.

41.2
Excluding termination by Chiltern as a result of an uncured material breach by Insmed, in the event of termination of the Agreement or a Work Order, Insmed shall have four (4) months from written notice of termination in which to identify an alternate service provider.  Chiltern shall continue to perform the work under the Work Order during this four (4) month period without interruption provided Insmed continues to make payments when due.  The Parties agree to use Commercially Reasonable Efforts to promptly agree to a transition plan and a wind-down plan.  The transition plan providing for transfer of work completed, work ongoing, and work planned under the Work Order shall be prepared by Chiltern and shall be subject to review and approval by Insmed.  The wind-down plan will provide for the transfer of regulatory obligations, the assignment or termination of Third Party Provider Agreements and Investigator Agreements and the completion of Services, including any additional wind-down activities, by a mutually agreed termination date.  The Parties further agree that Study materials will be released by Chiltern once regulatory obligations have been transferred from Chiltern to Sponsor or Sponsor’s designee and the Work Order financial reconciliation has been agreed between the Parties.  If Insmed terminates this Agreement or a Work Order for a material breach by Chiltern that has not been cured, Chiltern shall cooperate, at its own expense, in the transition of ongoing Services to a CRO of Insmed’s choosing.

41.3
On termination of the Agreement or a Work Order, Insmed’s shall have the option to itself assume or to appoint a designee to assume the obligations under any Third Party Provider Agreements or Investigator Agreements to which Chiltern is a party without further liability to Insmed.   In the event Insmed fails to provide for the assignment and assumption of Chiltern’s obligations to Third Party Provider or Investigator Agreements within thirty (30) days following the termination of a Work Order, Chiltern may terminate any outstanding Third Party Provider or Investigator Agreements without further liability to Insmed.

CHAPTER 8	MISCELLANEOUS

42.	NOTICES
42.1
All notices given by one Party to the other (including delivery and acceptance of any Work Order or any approval given pursuant to this Agreement) must be in writing and must be delivered by addressing the notice to the applicable address set out below or to such other address as either Party may specify in writing to the other.

42.2
Notices must be sent by courier service, certified mail with return receipt requested, or by other means of delivery requiring a written acknowledgment, that is not automatically generated by electronic means, of receipt upon delivery.

42.3	All notices will be effective upon receipt to the following:

Chiltern International Inc.	Insmed Incorporated
Attention: General Counsel	Attention: Executive VP Development and Chief Medical Officer
1241 Volunteer Parkway	Princeton Corporate Plaza IV
Bristol TN 37620	11 Deer Park Drive, Suite 117
Monmouth Junction, NJ 08852-1923

With a copy to                                                                      With a copy to
Chiltern International Ltd                                                                      Chief Executive Officer
Attention: Chief Financial Officer                                                                      Chief Financial Officer
171 Bath Road                                                                      Insmed Incorporated
Slough                                                                      Princeton Corporate Plaza IV
Berkshire UK                                                                      11 Deer Park Drive, Suite 117
SL1 4AA                                                                      Monmouth Junction, NJ 08852-1923
mailto:

43.	CHILTERN AN INDEPENDENT CONTRACTOR
43.1	The business relationship of Chiltern to Insmed is that of an independent contractor and not that of a partner, joint venturer, employer, employee or any other kind of relationship.

44.	ASSIGNMENT
44.1
This Agreement and the rights and obligations under it may not be assigned or transferred by either Party without the prior written consent of the other Party, except in the case of an assignment to an Affiliate of the Party or in connection with the merger, consolidation or sale of all or substantially all the Party's assets related to the Study.

45.	ENTIRE AGREEMENT
45.1
This Agreement, together with the Work Orders, and the Confidential Disclosure Agreement between the Parties dated April 12, 2010, sets out the entire agreement and understanding between the Parties.  With the exception of the CDA dated April 12, 2010 between Transave and Chiltern, which remains in full force and effect, this Agreement supersedes any and all previous statements, negotiations, documents, agreements and understandings, whether oral or written, as to the subject matter of the Agreement, including the Letter of Intent between the Parties effective December 31, 2010.  In the event of a conflict between the CDA and this Agreement, this Agreement shall control.

45.2	No modification or waiver of any provision of this Agreement is valid or binding on either Party unless it is in writing and signed by authorized representatives of both Parties.

45.3
No waiver of any term, right or condition under this Agreement on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition of the Agreement.

46.	SEVERABILITY
46.1
If any one or more provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability does not affect any other provision of this Agreement and all other provisions will remain in full force and effect.

46.2	If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting it and reducing it so as to be enforceable to the maximum extent permitted by law.

47.	LAW APPLICABLE TO AGREEMENT; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL
47.1
This Agreement will in all events and for all purposes be governed by and construed in accordance with the law of the state of New York, USA, except in the case of a conflict of laws provision which would apply the law of another jurisdiction.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the state of New York for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 47.1

48.	COUNTERPARTS
48.1	This Agreement may be executed in two (2) or more counterparts, which taken together will constitute a single legal document.

49.	LANGUAGE OF AGREEMENT
49.1	The Parties acknowledge that it is their express wish that this Agreement and all notices and other documents to be given or executed under the Agreement be in English.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed and delivered this Agreement as of the Effective Date.

Chiltern International Inc.                                                                                     Insmed Incorporated

By:	_________________________ duly authorized	By:	_________________________ duly authorized
Name:		Name:
Title:		Title:
Date:		Date:

Chiltern Ref: 8001 / FIT1695                                                                Page of 41 Confidential

APPENDIX 1:  LISTING OF DIVISIONS AND SUBSIDIARIES OF CHILTERN

Chiltern International AB [Sweden]
Chiltern International BV [Netherlands]
Chiltern International GmbH [Germany]
Chiltern International Inc. [US, Delaware]
Chiltern International kft [Hungary]
Chiltern International LLC [Russia]
Chiltern International Ltd [England & Wales]
Chiltern (Early Phase) Ltd [Scotland]
Chiltern International Pvt Ltd [India]
Chiltern International Portugal Lda [Portugal]
Chiltern International Pte.Ltd [Singapore]
Chiltern International Pty Ltd [Australia]
Chiltern International SARL [France]
Chiltern International Spain SA [Spain]
Chiltern International SPRL [Belgium]
Chiltern International Sp Zoo [Poland]
Chiltern International SRL [Italy]
Chiltern International SRL [Argentina]
Chiltern International sro [Czech]
Chiltern International Switzerland Sarl [Switzerland]
Chiltern International Ukraine LLC [Ukraine]
Chiltern - Pesquisa Clinica Ltda. [Brazil]
Clinical Trial Management Services, Inc. [US, Tennessee]
Havenfern Ltd [England & Wales]

Chiltern Ref: 8001 / FIT1695                                                                Page of 41 Confidential

APPENDIX 2:  FORM OF WORK ORDER Arikace™ inhaled antibiotic programs for Cystic Fibrosis (“CF”) or Nontuberculous  Mycobacteria (“NTM”)

1.	Parties
The parties to this Work Order are Insmed Incorporated (which is referred to in this Work Order as "Insmed") and Chiltern International Inc. (which is referred to as "Chiltern").

2.	Background
Insmed and Chiltern are Parties to a Master Services Agreement dated the 11th day of February, 2011 (which is referred to in this Work Order as "MSA"), the terms and conditions of which are used by the Parties by signing this Work Order to contract for the Services in relation to a Study described in the Work Order to be performed by Chiltern and paid for by Insmed.  Upon signature by Insmed and by Chiltern, the Work Order is incorporated in and becomes part of the MSA.   This Work Order is entered under the CF/NTM Arikace™ Program in which the parties have agreed to apply additional contractual provisions relating to Chiltern’s exclusivity with respect to the performance of services relating to the development of other inhaled antibiotics for the treatment of CF/NTM and team continuity and ring fencing commitments in accordance with the terms stated in the MSA.

3.	Effective Date
The effective date of this Work Order is the ___ day of ____________, 20__.

4.	Title of the Study
The title of the Study is TITLE.

5.	Performance of Services by Chiltern
Chiltern agrees to perform Services, in accordance with the terms of the MSA, with respect to the Study as described in the Protocol and in Attachments A to E.

6.	Chiltern’s Exclusivity Commitment for Development Services for Inhaled Antibiotics for the Treatment of CF/NTM.
As stated in Sections 29.1/29.2 of the MSA.

7.	Additional Requirements Relating to Team Assignments
As stated in Sections 7.3/7.4 of the MSA.

8.	Payment by Insmed
In consideration of the performance of Services under this Work Order, Insmed will pay Chiltern in accordance with the Estimated Budget and the Schedule of Payments in Attachments C and D.

9.	Term and termination
This Work Order continues until the Study is completed or until it is terminated in accordance with the provisions of Chapter 7 of the MSA.

10.	Assignment of Exclusivity and Ring Fenced Project Team Commitments
Chiltern agrees to continue to be bound to the Exclusivity and Ring Fenced Project Team commitments contained in the MSA.

11.	Inconsistencies between this Work Order and the MSA
If there should be any conflict or inconsistency between the MSA and this Work Order and any of its attachments, the terms of the MSA will be controlling.

12.	Attachments
Each of the following attachments to this Work Order forms part of the Work Order:

Attachment "A"                                - Scope of Work and Transfer of Obligations

Attachment “B””                                -Allocated Team Member Listing

Attachment "C"                                - Estimated Budget

Attachment "D"                                - Schedule of Payments and Terms

Attachment "E"                                - Protocol

Signed on behalf of                                                                                     Signed on behalf of

Chiltern International Inc.                                                                                     Insmed Incorporated

By:                                                                           By:

Title:                                                                           Title:

Date:                                                                           Date:

Attachment "A"                                Scope of Work and Transfer of Obligations
To be inserted:
-Modified proposal text (if applicable)
-Assumptions
-Summary table of study-specific responsibilities
-Responsibilities check list
-SOP list
- Estimated timeline

(Reminder:                      Obligations not specifically transferred to by Chiltern in writing shall remain obligations of Insmed).

Attachment "B"                                Allocated Team Members Listing

Attachment “C”                                Estimated Budget (Budget to be inserted with version date visible)

Attachment "D"                                Schedule of Payments and Terms

Attachment "E"                                Protocol
(The Protocol has been prepared under separate cover and has been signed on behalf of the Parties for identification purposes).

Chiltern Ref: 8001 / FIT1695                                                                Page of 41 Confidential

APPENDIX 3:  ELECTRONIC ACCESS TERMS AND CONDITIONS

Customer Use Agreement

This Customer Use Agreement is entered into effective as of 11 February 2011 ("Agreement") by and between Chiltern International Inc. and its affiliates, with a business office located at 1241 Volunteer Parkway, Bristol, TN 37620 ("Chiltern") and Insmed Incorporated, with a business office located at Princeton Corporate Plaza IV, 11 Deer Park Drive, Suite 117, Monmouth Junction, NJ 08852-1923, a customer of Chiltern ("Customer").  The term "Customer" includes its employees, consultant and agents who are authorized by Customer to access a Chiltern electronic data capture systems, whether owned or licensed by Chiltern, information exchange sites, and related software ("Systems").

1.0           DEFINITIONS

1.1         Authorized User means Customer's employees, contractors, vendors or agents conducting a Study and its third party clinical Study sites participating in a Study.  Customer may re-designate Authorized Users from time to time as necessary to maintain a consistent number of Authorized Users for a particular Study.  Client may re-designate Authorized Users when an Authorized User's employment related to the Study is terminated, the Authorized User is absent from work for more than two (2) consecutive weeks for a leave of absence, the Authorized User is promoted to different responsibilities, the Authorized User is reassigned to a different Study, the Study for which the individual was an Authorized User ends, or other reasons requiring the end of the Authorized User’s use of the Systems.

1.2 Documentation means any and all License or Systems specifications, user manuals and guides, technical information, configuration information, flow diagrams, file descriptions, data models and other documentation and materials associated with the License and/or Systems.  For purposes of this Agreement, the term Documentation shall also mean Systems training and demonstration videos.

1.3 License means a non-exclusive, limited, non-transferable license granted by Chiltern to Customer for a particular Study, permitting the Customer and Study sites participating in a Study to access and use the Systems.

1.4 Study means any clinical trial study which Customer is sponsoring and using this License for certain Study purposes.

1.5 Systems Owner means the company who provides the software or other licensed product to Customer in connection with the License.

2.0           LICENSE TO ACCESS AND CONFIGURE

2.1         Subject to this Agreement and Customer's payment of the applicable License fee, Chiltern hereby grants Customer, during the term of this Agreement, a License to remotely access and use the object code version of the Systems only for Customer's internal business purposes.  Only Customer and Authorized Users, pursuant to the License granted herein may access the Systems on behalf of Customer.

2.2         Chiltern agrees to provide access to the Systems by designating usernames and passwords to all Authorized Users in accordance with this Agreement.  Customer and Authorized Users may access and use the internet-based Systems from locations worldwide.

2.3         Authorized Users may also need to provide to Chiltern certain registration information, all of which must be accurate and kept current.  Authorized Users may not: (a) select or use a username or password of another person with the intent to impersonate that person; (b) use a username or password in which another person has rights without such person's authorization; or (c) permit any third party to use his or her username and/or password.  Failure to comply with the foregoing shall constitute a breach of this Agreement, which may result in immediate termination of an Authorized User's or the Customer's access to the Site.  Customer agrees to keep assigned usernames and/or passwords confidential and to immediately notify Chiltern: (a) if there is any reason to believe an assigned username and/or password has been improperly disclosed or otherwise compromised; (b) of any known or suspected unauthorized use(s) of a username and/or password; or (c) any known or suspected breach of security, including loss, theft, or unauthorized use of a username and/or password.

3.0           SYSTEMS USE

3.1         Except as expressly authorized herein, Customer shall neither transfer nor permit the use of or access to the Systems by any third party.  Customer shall use the Systems only for lawful purposes and in accordance with this Agreement.  Customer shall not self-host the Systems on its own servers or those of any third party on its behalf.  Customer and its Authorized Users shall not reverse engineer, disassemble or decompile the Systems in any manner.  Customer shall not copy, enhance, modify, or create derivative works based on the Systems or disclose the results of Systems performance benchmarks to any third party without the Systems Owner's prior written consent.  Customer shall not transfer, sell, resell, give, distribute or sublicense the License to any other party.

3.2         Customer agrees to utilize the Systems in conformance with: (a) the protocols for the Studies, utilizing the Systems and any reasonable additional requirements of which Customer may notify Chiltern in writing and which have been agreed with Chiltern; (b) if applicable, generally accepted standards of good clinical practices (GCP); and (c) all applicable laws, rules, and regulations relating to the conduct of any Study, particularly those of the U.S. Food and Drug Administration.

3.3         Authorized Users may be permitted to post Study related information to the Systems.  Customer acknowledges and understands that Chiltern does not review all materials posted to the Systems by Authorized Users, and Chiltern is not responsible for any such materials posted by Authorized Users.  Chiltern reserves the right at all times to disclose any information as necessary to satisfy any law, regulation or government request, or to edit, refuse to post or to remove any information or materials, in whole or in part, that in Chiltern’s sole discretion are objectionable, or in violation of this Agreement.  Customer remains solely responsible for the content of messages and material posted to the Systems by it and/or its Authorized Users.  Chiltern reserves the right to reveal the identity of Customer or any of its Authorized Users in the event of legal action arising from use of the Systems.

4.0	OWNERSHIP, COPYRIGHTS, TRADEMARKS AND SERVICE MARKS

4.1         The Systems are the privileged, proprietary and confidential property of the Systems Owner.  The Systems and all derivative works, modifications, enhancements and derivatives thereof contain trade secrets of Systems Owner and is, therefore, the privileged, proprietary and confidential property of Systems Owner.  Customer shall not remove, obscure or alter any copyright notices, trademarks or other proprietary rights notices affixed to or contained within the Systems.  Customer shall have no right to use, review or access the source code for the Systems.

4.2         Nothing herein shall be construed as a transfer or conveyance of any right, title or interest in Systems.  All applicable rights to patents, copyrights, trademarks, trade secrets and intellectual property in the Systems are and shall remain with the Systems Owner.  Customer acquires only the limited, non-exclusive License to access and use the Systems expressly granted herein.

4.3         Each party retains all rights, title and interest in and to all previously existing or newly created materials, methodologies, operating and applications software, programs, architecture data, processes, methods, creations, developments and technical information and intellectual property developed by such party.

5.0           CONFIDENTIALITY

5.1         The Customer may receive or have access to information or data (including without limitation any of the Systems, as well as any passwords, applicable structure, organization, design, algorithms, methods, templates, data models, data structures, flow charts, logic flow, and screen displays, program and system code, or Documentation that is disclosed by Chiltern or accessible through the use of the Systems to the Customer or its Authorized Users pursuant hereto ("Confidential Information").  Confidential Information is the property of Chiltern or the Systems Owner as applicable.  For the avoidance of doubt, the Confidentiality provisions of this Customer Use Agreement do not supersede or replace the obligations of Confidentiality of Chiltern or the Customer contained in service agreements or other contracts between the Customer and Chiltern.  To the maximum extent possible, the provisions of this agreement and any agreement for services between Chiltern and the Customer will be construed to give effect to all provisions of Confidentiality.

5.2         The Customer agrees to hold all Confidential Information in strict confidence and to only use the Confidential Information in accordance with this Agreement.  The Customer further agrees: (a) not to disclose or allow access to the Confidential Information to any third party, except those who have a need to access the Confidential Information and who have entered into written confidentiality agreements on terms as least as strict as the terms of this Agreement with Customer; (b) to only use Confidential Information in accordance with this agreement; (c) to use and require its contractors to use reasonable procedures and mechanisms to maintain the security of and to prevent the unauthorized access to the Systems; and (d) not permit any Customer affiliate or contractor that develops, markets software or systems similar to the Systems to have access to any Confidential Information.

5.3         Confidential information shall not include information that, as evidenced by documentary evidence: (a) is or becomes generally available to the public through no act or omission of the Customer or its Authorized Users; (b) was in the Customer's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from Chiltern or the owner of the System or from a third party whom the Customer Party knows or should know is under an obligation of confidentiality with the owner of the Confidential Information; (c) is lawfully disclosed to the Customer by a third party without restriction on disclosure; (d) is independently developed by the Customer party.  The limitations on disclosure shall not apply to Confidential Information which the Customer is obligated to disclose by court order or government requirement provided the Customer provides prompt notice of the obligation to disclose to Chiltern and the Customer limits the Confidential Information disclosed to the maximum amount allowed by law.

6.0	REPRESENTATIONS AND WARRANTIES; DISCLAIMERS OF LIABILITY

6.1         Chiltern represents and warrants that for a period of one hundred and eighty (180) days from the date Customer is granted access to the Systems, without any configurations or alterations done thereto by Customer or any third party, shall conform in all material respects with Documentation issued by Chiltern for operation of the Systems, as such Documentation may be amended from time to time by the Systems Owner.

6.2         The Internet is inherently not a secure environment.  Chiltern and Systems Owners have taken precautions but cannot guarantee that the Systems and the associated server(s) is/are free of computer viruses.  When accessing the Systems, Customer agrees to use only computer systems employing reasonable and dependable means to check for and prevent the spread of computer viruses.  Chiltern and Systems Owner disclaim any and all responsibility and liability for interruptions of service to the Systems.  Neither Chiltern nor Systems Owner make representations or warranties that the Systems or the server that makes it available are free of viruses or other harmful components.  Chiltern and Systems Owner disclaim any and all responsibility and liability for any breach of security or unintentional disclosure of Customer's Confidential Information associated with the transmission of information through the Systems or any linked Systems.

6.3         Chiltern does not guarantee that the content of the Systems will be technically suitable for viewing on Customer's computer(s) or that the Systems will be accessible to Customer at all times (i.e., maintenance windows).  Chiltern makes no warranty that operation of the Systems will be uninterrupted or error free or that all defects will be corrected.

6.4         Although Chiltern strives to ensure the integrity and accuracy of the Systems, it makes no guarantees whatsoever as to the accuracy of data or information contained in the Systems and Chiltern and Systems Owner assume no liability or responsibility for errors or omissions contained therein.  In the event that errors or omissions arise, Chiltern must be informed promptly with documentation of the error so that they can be corrected.  Chiltern reserves the right, in its sole discretion, to correct any errors or omissions in any portion of the Systems.

6.5         The Systems, including any content or information contained within it or any Systems-related service, is provided "as is" with no representations, guarantees or warranties of any kind, either express , statutory or implied, including but not limited to, the implied warranties of merchantability or satisfactory quality, fitness for a particular purpose, or non-infringement.

6.6         Customer assumes total responsibility and risk for its use, and the use by any Authorized User of the Systems.  Neither Chiltern nor Systems Owner shall be liable for: (a) misuse of the Systems or the Licenses; (b) use of the Systems with data or software of third parties or with hardware which is incompatible with the Systems and not recommended by Chiltern or Systems Owner; (c) errors in the Systems resulting from configuration of the Systems, in each case not specifically recommended by Chiltern or Systems Owner; or (d) any claim by Customer or any third party resulting, directly or indirectly from any representation or warranty made by Customer to any third party with respect to the Systems or any Chiltern services beyond those contained herein.

6.7         In no event shall Chiltern, Systems Owner and its suppliers, licensors, service providers and subcontractors be responsible or liable for any direct, indirect, incidental, consequential, special, exemplary, punitive or other damages suffered by Customer or any third party, however, caused, regardless of the theory of liability, whether in contract, tort, product liability or otherwise, even if Chiltern or Systems Owner has been previously advised of the possibility, or has constructive knowledge, of such damages, and notwithstanding any failure of essential purpose.  This exclusion includes any liability that may arise out of third-party claims against Customer.

6.8         Customer's remedies for dissatisfaction with the Systems and/or Systems-related services for which Chiltern is responsible shall be limited to the following, at Chiltern's sole discretion: (a) to stop using the Systems and those services; (b) to receive a replacement of the applicable Systems; or (c) to receive a refund for amounts paid by Customer to Chiltern for the nonconforming Systems and termination of Customer's License therefore.

6.9         Except as expressly set forth in this Agreement, this Agreement shall not convey upon Customer or any third party any rights hereunder, and neither Customer nor any third party shall be deemed a third party beneficiary hereof.

6.10         Chiltern liability under this Agreement, regardless of the form of action, shall not exceed Twenty Five Thousand Dollars ($25,000.00).

7.0	SUSPENSION AND DISCONTINUATION OF THE SYSTEMS

7.1         Chiltern may change, suspend or discontinue any aspect of the Systems at any time, including but not limited to: (a) the availability of any Systems feature, database or content; (b) restricting availability times; (c) restricting compatibility with certain computer software or hardware; (d) restricting amounts of use permitted: and (e) restricting, suspending or terminating Customer's and any Authorized User's right to use the Systems.  Chiltern also may impose limits on certain features or services or restrict access to parts or all the Systems without prior notice or liability.

7.2         If Chiltern or Systems Owner reasonably believes that a Chiltern service or action requested by Customer would not conform with any requisite Study criteria, Chiltern may require prior to proceeding, that Customer provide a written certification of compliance with such Study criteria from a senior regulatory affairs officer in form and substance reasonably satisfactory to Chiltern and Systems Owner.

8.0           CUSTOMER COVENANTS

8.1         Customer represents, warrants and covenants, with respect to all clinical trials for which the Systems are used, that each such trial shall be conducted in compliance with all applicable laws and regulations relating to such trial (including the EU Data Protection Directive, to the extent applicable, and any other applicable regulations governing the transfer of personal data and/or medical records to other countries or the inspection of such records by government authorities or persons responsible for monitoring clinical trials).  Customer shall provide notice to Chiltern as soon as it becomes reasonably aware of any privacy or data protection statutes, rules or regulations which are or become applicable to Customer's business and which could be imposed on Chiltern or Systems Owner as a result of its performance of services for Customer or Customer's use of the Systems, and any actual or potential violations thereof.  Customer is solely responsible for and assumes all liability relating to: (a) the design, structure and content of all Study protocols; (b) decisions about Customer's computer and communications systems needed to access the Systems; and (c) all purchases of any necessary hardware, software, services or licenses required by Customer to access and use the Systems as contemplated herein.

8.2         Customer covenants that it will not engage in the operation of any business using the Systems that is illegal under any applicable laws.  Customer further covenants that Customer will not permit anyone to use the Systems for any business that is illegal under any applicable laws.  Customer represents and covenants that any Study conducted by it will be conducted in compliance with GCP guidelines and all applicable local and international laws, treaties, rules, regulations guidelines and codes of practice relating to the conduct of the Study.

8.3 Customer acknowledges that: (a) the data collected through the Systems does not comprise complete patient medical records; (b) the Systems are not a diagnostic or therapeutic aid and must be used solely for research purposes; and (c) data collected or analyses performed by the Systems must not be used for patient diagnosis, prognosis or therapy decisions.

9.0           TERM AND TERMINATION

9.1         The term of this Agreement shall begin on the last signature hereof and shall end upon the sooner of termination by either party of this Agreement or termination of the Customer Study.  Without prejudice to any other right, Chiltern may terminate this Agreement if Customer fails to comply with this Agreement.  Upon the termination of this Agreement, Customer shall cease use of the Systems and shall promptly return to Chiltern, or at Chiltern's request destroy, the originals and all copies of any materials containing Confidential Information.  All provisions of this Agreement which by their nature are intended to survive the termination of this Agreement shall survive such termination.

10.0           MISCELLANEOUS

10.1         Customer agrees that this Agreement constitutes the entire agreement between it and Chiltern with respect to use of the Systems, and supersedes all previous and contemporaneous agreements, representations, warranties and understandings, written or oral, between Chiltern and Customer with respect to the Systems.  No supplement or modification of this Agreement or the License rights granted herein shall be binding unless executed in writing by both parties hereto.

10.2         The United Nations Convention on Contracts for the Sale of Goods shall not apply to this Agreement.

10.3         This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign this Agreement to an affiliated company or in connection with a merger, consolidation or sale.

10.4         In the event that any one (1) or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect.  If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

10.5         Customer acknowledges that Chiltern would be irreparably harmed and would not have an adequate remedy at law in the event of an actual violation by Customer of this Agreement, including, but not limited to, any effort to compromise the security facility in place to access data and information not specific to the Customer.  Therefore, the parties agree and consent that Chiltern shall be entitled to an injunction or any appropriate decree of specific performance for any such actual breach by the Customer, its employees, consultants or agents.  The foregoing remedy shall be in addition to any other remedies available to Chiltern in law or in equity.

10.6         The United States and certain foreign countries may regulate the export and re-export of technology originating in the United States.  Exporting and re-exporting may include the electronic transfer or dissemination of content and software to foreign countries, to certain foreign nationals, and to certain specially designated nationals.  Customer agrees to abide by these laws and their regulations, including but not limited to the U.S. Export Administration Act and the Arms Export Control Act.  Customer shall comply with all applicable provisions of export and import statutes and regulations.  Customer shall not export, re-export, transfer, divert, or disclose, directly or indirectly, including via remote access, the Systems, Documentation, the Licenses, the Chiltern services, or any Confidential Information contained or embodied in any of the foregoing, or any direct product thereof, except as authorized hereunder.

IN WITNESS WHEREOF, duly authorized representatives of the parties have signed this Agreement as of the Effective Date.

Insmed Incorporated
By:________________________________________
Print Name:_________________________________
Title:_______________________________________
Date:______________________________________

Chiltern International Inc.
By:________________________________________
Print Name:_________________________________
Title:_______________________________________
Date:______________________________________

Chiltern Ref: 8001 / FIT1695                                                                Page of 41 Confidential

APPENDIX 4:  CURRENT CHILTERN STUDIES FOR INHALED ANTIBIOTIC FOR CF

A phase III, Multi-center, randomized, placebo-controlled, double blind, study of inhaled xxxxxxxx, in adult patients with cystic fibrosis.

Open-label, randomized, Phase 3 trial to evaluate the efficacy and safety of Drug X for inhalation vs. Drug Y inhalation solution in an intermittent aerosolized antibiotic regimen in patients with cystic fibrosis.

Chiltern Ref: 8001 / FIT1695                                                                Page of 41 Confidential